Southern
                                      Union
                                     Company


                         504 Lavaca Street, Eighth Floor
                               Austin, Texas 78701


                                 October 3, 2000


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Southern Union Company (the "Company") to be held at 2:00 p. m. (Central Standard Time) on Tuesday, November 14, 2000 in the eighth floor atrium of the Company's offices at Lavaca Plaza, 504 Lavaca Street, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

Whether or not you plan to attend the meeting on November 14, 2000 please mark, sign and date the enclosed proxy and return it in the envelope provided (which requires no postage if mailed in the United States) so that your shares will be represented. Your prompt cooperation will be appreciated.

On behalf of the Board of Directors,


                                                 Sincerely,




                                                 GEORGE L. LINDEMANN
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                TABLE OF CONTENTS



Notice of Annual Meeting of Stockholders............................   i

Defined Terms.......................................................   ii

Questions and Answers...............................................   1

Proposals to be Voted Upon..........................................   3

Board of Directors..................................................   4
   Board Size and Composition.......................................   4
   Board Committees and Meetings....................................   5
   Board Compensation...............................................   6
   Directors' Deferred Compensation Plan............................   6

Board of Directors' Report on Executive Compensation................   7

Executive Officers and Compensation.................................   8
   Executive Officers Who Are Not Directors.........................   8
   Executive Compensation...........................................   9
   Summary Compensation Table.......................................   9
   Option Grants in 2000............................................  10
   Options Exercised in 2000 and 2000 Year-End Values...............  11
   Retirement Benefits..............................................  11
   Employment Contracts, Termination of Employment and Change-in
      Control Arrangements..........................................  12
   Compensation Committee Interlocks and Insider Participation......  13
   Section 16(a) Beneficial Ownership Reporting Compliance..........  13

Security Ownership..................................................  15

Common Stock Performance Graph......................................  17

Certain Relationships...............................................  18

Independent Auditors................................................  18

The Company's 2000 Annual Report....................................  19

                             Southern Union Company
                         504 Lavaca Street, Eighth Floor
                               Austin, Texas 78701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 14, 2000


To the Holders of Common Stock of SOUTHERN UNION COMPANY:

The 2000 Annual Meeting of Stockholders of Southern Union Company, a Delaware corporation, will be held in the eigthth floor atrium of the Company's offices at Lavaca Plaza, 504 Lavaca Street, Austin, Texas on Tuesday, November 14, 2000 at 2:00 p. m. (Central Standard Time) to consider and take action upon the following:

   (i) the election of four persons to serve as the Class I directors until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

Your Board of Directors recommends a vote "FOR" these nominees. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Stockholders of record of the Company's Common Stock at the close of business on October 2, 2000 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of stockholders of record entitled to vote at the Annual Meeting will be maintained in the Company's corporate offices at 504 Lavaca Street, Eighth Floor, Austin, Texas 78701, for ten days prior to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy in the envelope provided (which requires no postage if mailed within the United States). Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

                                            By Order of the Board of Directors,




                                            DENNIS K. MORGAN
                                            Secretary




Austin, Texas
October 3, 2000

                                  DEFINED TERMS



"1982 Plan" means Southern Union's 1982 Stock Option Plan.

"1992 Plan" means Southern Union's 1992 Long Term Stock Incentive Plan.

"401(k) Plan" means Southern Union's Savings Plan.

"Board" or "Board of Directors" means Southern Union's Board of Directors.

"Common Stock" means Southern Union's Common Stock.

"Company" or "Southern Union" or "we" means Southern Union Company.

"Directors' Plan" means Southern Union's Directors' Deferred Compensation Plan.

"Pennsylvania Incentive Plan" means the Pennsylvania Division Stock Incentive Plan which was assumed by Southern Union upon the November 4, 1999 acquisition of Pennsylvania Enterprises, Inc.

"Pennsylvania Option Plan" means the Pennsylvania Division 1992 Stock Option Plan which was assumed by Southern Union upon the November 4, 1999 acquisition of Pennsylvania Enterprises, Inc.

"Plan Committee" means the 1992 Long-Term Stock Incentive Plan Committee of the Board of Directors of the Company, which administers the 1992 Plan, the 1982 Plan, the Pennsylvania Incentive Plan and the Pennsylvania Option Plan.

"Stock Plan" means Southern Union's Executive Deferred Stock Plan in which the participant has deferred receipt of the stock from their options exercise which is held in the Trust under the Stock Plan.

"Supplemental Plan" means Southern Union's Supplemental Deferred Compensation
 Plan.

                             Southern Union Company
                         504 Lavaca Street, Eighth Floor
                               Austin, Texas 78701
                              --------------------

                                 PROXY STATEMENT
                              --------------------



The accompanying proxy, to be mailed to stockholders together with the Notice of Annual Meeting and this Proxy Statement on or about October 6, 2000, is solicited by Southern Union Company in connection with the Annual Meeting of Stockholders to be held on November 14, 2000.

                              QUESTIONS AND ANSWERS

Q: What am I voting on?

A: Election of four directors  (John E. Brennan,  Frank W. Denius,  Roger J.
   Pearson and Ronald W. Simms).  (See page 3 for more details.)

Q: Who is entitled to vote?

A: Stockholders as of the close of business on the Record Date, October 2, 2000, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. With respect to the election of directors, stockholders have cumulative voting rights, which entitle each stockholder to that number of votes which equals the number of shares he or she holds multiplied by the number of directors to be elected at the Annual Meeting, which is four. The Bylaws of the Company require that a stockholder who intends to exercise cumulative voting rights at the Annual Meeting must give written notice to the Secretary of the Company no later than ten (10) days after notice of the Annual Meeting was first sent to stockholders.

Q: How do I vote?

A: Sign and date each Proxy Card you receive and return it in the prepaid envelope. If you do not mark any selections, your Proxy Card will be voted in favor of the four nominees. You have the right to revoke your proxy at any time before the Annual Meeting by (1) notifying Southern Union's Corporate Secretary, (2) attending the Annual Meeting and voting in person or (3) returning a later-dated proxy. If you return your signed Proxy Card, but do not indicate your voting preferences, the proxy will be voted on your behalf FOR the four nominees.

     The Board of Directors is not aware of any matter other than the election described above to be presented for action at the Annual Meeting. If a proposal other than the election described in the Notice is properly presented at the Annual Meeting, your signed proxy card gives authority to George L. Lindemann and Peter H. Kelley to vote on such matters. They intend to vote in accordance with their best judgment.

     Proxies should NOT be sent by stockholders of record to the Company but to Fleet Bank, N. A., c/o EquiServe, L.P., the Company's Registrar and Transfer Agent, at 150 Royall Street, Canton, Massachusetts 02021. Beneficial holders should return their proxies in accordance with instructions they receive from their broker, bank or other custodian, nominee, fiduciary or agent.

Q: Is my vote confidential?

A: Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the Proxy Card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q: Who will count the vote?

A: Representatives of the Company and its legal counsel, Fleischman and Walsh, L.L.P., will tabulate the votes and act as inspectors of election.

Q: What does it mean if I get more than one proxy card?

A: It is an indication that your shares are registered differently and are in more than one account, including your accounts in Southern Union's Direct Stock Purchase Plan, the executive compensation plans, employee benefit plans and shares credited to your Savings Plan account held in custody by the trustee, Wilmington Trust. Sign and return all proxy cards to ensure that all your shares are voted.

Q: What constitutes a quorum?

A: As of the Record Date, 50,895,272 shares of the Company's Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting proposals at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote AGAINST the proposal to elect the four directors. Broker non-votes will be counted as part of the quorum but will not be part of the voting power present.

Q: Who can attend the Annual Meeting?

A: All stockholders as of the Record Date can attend.

Q: When are the 2001 stockholder proposals due?

A: In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by June 30, 2001, to Dennis K. Morgan, Corporate Secretary, Southern Union Company, 504 Lavaca Street, Eighth Floor, Austin, Texas 78701.

Q: How does a stockholder nominate someone to be considered for election as a director of Southern Union?

A: Any stockholder may recommend any person as a nominee for director of Southern Union by writing to the Company's Secretary at least 45 days before an annual meeting (which was September 30, 2000 for this year's Annual Meeting) or no later than ten (10) days after the date of the notice of a special meeting. The notice must include certain information about the nominating stockholder and the nominee(s). Certain persons are disqualified by the Bylaws from serving as directors. A copy of the relevant Bylaws provisions may be obtained from the Company's Secretary. As of the date of this Proxy Statement, no stockholder has nominated any person to serve as a director of the Company.

Q: Who pays for this proxy solicitation?

A: Southern Union will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock.

                           PROPOSALS TO BE VOTED UPON

1.   Election of Directors

     Nominees for election this year are John E. Brennan, Frank W. Denius, Roger J. Pearson and Ronald W. Simms. Each has consented to serve a three-year term. (See page 4 for more information.)

     Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote in the election. Your Board recommends a vote FOR election of these four directors.

     If any director declines or becomes unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors. If no substitute is designated, votes will be cast according to the judgment of George L. Lindemann and Peter H. Kelley. If cumulative voting is in effect by a stockholder, unless authority is withheld, George L. Lindemann and Peter H. Kelley will allocate the votes represented by such proxy in the manner they deem proper in their best judgment.

                               BOARD OF DIRECTORS

                           Board Size and Composition

The Board of Directors of the Company is comprised of thirteen directors and is divided into three classes, each of which serves a staggered three-year term. The terms of the Class I directors expire at the Annual Meeting. The Class II directors will serve until the 2001 Annual Meeting of Stockholders and the Class III directors will serve until the 2002 Annual Meeting of Stockholders. This year's Nominees, John E. Brennan, Frank W. Denius, Roger J. Pearson and Ronald
W. Simms, are the Class I directors standing for election for a three-year term of office expiring at the 2003 Annual Meeting of Stockholders or when their successors are duly elected and qualified.

The following pages contain information concerning the Nominees and the directors whose terms of office will continue after the meeting.

NOMINEES
Class I - Term expires in 2000

John E. Brennan has been Vice Chairman of the Board and Assistant Secretary of Southern Union since February 1990. Mr. Brennan has also been engaged in private investments since May 1992. Prior to May 1992, Mr. Brennan had been President and Chief Operating Officer of Metro Mobile CTS, Inc.
("Metro Mobile").  Director since February 1990.  Age: 54.

Frank W. Denius has been Chairman Emeritus of Southern Union since February 1990. Since February 1990, Mr. Denius has been engaged primarily in the private practice of law in Austin, Texas. Prior to 1990, Mr. Denius had been Chairman of the Board and President of the Company. Director since 1976.
Age: 75.

Roger J. Pearson has been an attorney in private practice in Stamford, Connecticut for more than the past five years. He has been of counsel to the firm of Neville, Shaver, Hubbard & McLean since 1991. Mr. Pearson has been a Director of the Company since January 1992. Mr. Pearson is also a director of Workflow Management, Inc. Age: 54.

Ronald W. Simms has been Chief Executive Officer of Petroleum Services Company, Inc. since 1980. He has also been Chairman of the Board of Directors and Chief Executive Officer of Mountain Productions, Inc. since 1994. Mr. Simms was Chairman of the Board of Directors of Pennsylvania Enterprises, Inc. and, upon its merger with Southern Union in November
1999, became a Director of the Company.  Age:  60.

              THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES TO SERVE
                             AS CLASS I DIRECTORS.

DIRECTORS CONTINUING IN OFFICE
Class II - Term expires in 2001

James H. Dodge has been President and Chief Executive Officer of the Company's New England operations (the New England operations consist of the Company's recent acquisitions of Providence Energy Corporation, Valley Resources, Inc. and Fall River Gas Company), and a Director since September 2000. Previously, he had been President and Chief Executive Officer of Providence Energy Corporation since August 1990. Mr. Dodge is also a director of Capital Properties, Inc. Age: 60.

Aaron I. Fleischman has been Senior Partner of Fleischman and Walsh, L.L.P., a Washington, D.C. law firm specializing in regulatory, corporate-securities, litigation and legislative matters for telecommunications, regulated utilities and transportation companies, since 1976. Director since February 1990. Mr. Fleischman is also a director of Citizens
Communications Company.  Age: 61.

Kurt A. Gitter, M.D. has been an ophthalmic surgeon in private practice in New Orleans, Louisiana, since 1969. He has also been a Clinical Professor of Ophthalmology at Louisiana State University since 1978 and an assistant professor of ophthalmology at Tulane University since 1969. Director since June 1995. Age: 63.

Adam M. Lindemann has been the managing member of Lindemann Capital Advisors, L.L.C. since November, 1996, which manages investments for various private investment funds including Lindemann Capital Partners, L.P. Previously, he had been a personal investor manager for Third Point Partners since August 1996. From 1994 until August 1996, he was a securities analyst for Oppenheimer & Company. Adam M. Lindemann is the son of George L. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union. Director since February 1990. Age: 39.

George  Rountree,   III  has  been  an  attorney  in  private  practice  in
Wilmington, North Carolina where he has been a senior partner in the firm of Rountree & Seagle since its formation in 1977. Director since February 1990.
Age: 67.

Class III - Term expires in 2002

George L. Lindemann has been Chairman of the Board, Chief Executive Officer and a Director of Southern Union since February 1990. He has been Chairman of the Executive Committee of the Board of Directors since March 1990. He was Chairman of the Board and Chief Executive Officer of Metro Mobile from its formation in 1983 through April 1992. He has been President and a director of Cellular Dynamics, Inc., the managing general partner of Activated Communications Limited Partnership, a private investment business, since May 1982. Mr. Lindemann is also a director of Del Laboratories, Inc., YouthStream Media Networks, Inc. and Total Research Corporation. Age: 64.

Peter H. Kelley has been President,  Chief  Operating  Officer and a Director of
Southern Union since February 1990, Chief Executive Officer of Southern Union Gas Company ("Southern Union Gas"), a division of the Company, since June 1998, and Chief Executive Officer of Missouri Gas Energy ("MGE"), a division of the Company, since December 1993. From February 1990 to June 1998 Mr. Kelley was also President and Chief Operating Officer of Southern Union Gas and from December 1993 to September 1995, was also President of MGE. Prior to joining the Company, he had been an officer of Metro Mobile since 1986. Age: 53.

Thomas F. Karam has been Executive Vice President of Corporate Development of the Company, President and Chief Executive Officer of PG Energy, a division of the Company, and a Director since November 1999. Previously, he had been President and Chief Executive Officer of Pennsylvania Enterprises, Inc., and from September 1995 to August 1996, he was Executive Vice President of Pennsylvania Enterprises, Inc. From July 1989 to September 1995, Mr. Karam was Vice President, Investment Banking, Legg Mason Wood Walker. Age: 41.

Dan K. Wassong has been the President, Chief Executive Officer and a director of Del Laboratories, Inc., a manufacturer of cosmetics, toiletries and pharmaceuticals, for more than the past five years. Director since February 1990. Mr. Wassong is also a director of Moore Medical Corporation. Age: 70.

                          Board Committees and Meetings

The Board of Directors has an Executive Committee, composed of Messrs. George Lindemann (Chairman), Brennan and Kelley. The Executive Committee held four meetings and acted by unanimous written consent on thirty-one occasions during fiscal year 2000. During the intervals between meetings of the Board of Directors, this committee has the authority to, and may exercise all of the powers of, the Board of Directors in the management of the business, property and affairs of the Company in all matters that are not required by statute or by the Company's Restated Certificate of Incorporation or Bylaws to be acted upon by the Board. This committee must exercise such authority in such manner as it deems to be in the best interests of the Company and consistent with any specific directions of the Board.

The Board of Directors has an Audit Committee, currently composed of Messrs. Denius (Chairman), Gitter and Simms. The Audit Committee met six times during fiscal year 2000. This committee has the duties of recommending to the Board the appointment of independent auditors, reviewing their charges for services, reviewing the scope and results of the audits performed, reviewing the adequacy and operation of the Company's internal audit function, and performing such other duties or functions with respect to the Company's accounting, financial and operating controls as deemed appropriate by it or the Board.

The Board of Directors has a Long-Term Stock Incentive Plan Committee which may consist of no fewer than two directors. The Plan Committee is currently composed of Messrs. Rountree (Chairman) and Pearson who have the authority to make all decisions regarding: (i) the granting of awards under the Company's stock-based employee benefit plans; (ii) eligibility of employees to receive awards under the stock-based employee benefit plans; and (iii) interpretation of the stock-based employee benefit plans. To serve on the Plan Committee a director may not receive any awards under the stock-based employee benefit plans during the prior year, cannot currently be eligible to receive any awards under the stock-based employee benefit plans and must be an "outside" non-employee director. The Plan Committee met one time and acted by unanimous written consent on five occasions during fiscal year 2000.

The Board has a Human Resources Committee currently composed of Messrs. Pearson (Chairman) and Gitter. The Human Resources Committee was formed in 1998 and met five times during the fiscal year 2000. This Committee has the authority to investigate any allegations of harassment or discrimination against any senior executive officers of the Company. This Committee also reviews, on a quarterly basis, all outstanding claims of discrimination which result in an administrative claim or litigation.

The Board of Directors held two meetings and acted by unanimous written consent on thirteen occasions during fiscal year 2000. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served that were held in fiscal year 2000 while they were directors and a member of any such committee.

                               Board Compensation

Compensation for each director is $20,000 per year, payable in quarterly installments, except for: Mr. George Lindemann (who is compensated as the Chief Executive Officer of the Company); Mr. Brennan (who receives $175,011 per year as Vice Chairman of the Board of the Company and a member of the Executive Committee); Mr. Kelley (who is compensated as an executive officer and employee of the Company and its divisions and subsidiaries); Mr. Karam (who is compensated as Executive Vice President of Corporate Development of the Company and President and Chief Executive Officer of PG Energy); Mr. Dodge (who is compensated as President and Chief Executive Officer of the Company's New England operations); and the chairman and the other members of the Audit Committee of the Board, who receive $30,000 and $25,000 per year, respectively. Members of the Board of Directors also are reimbursed for travel expenses incurred in connection with Company business, including attendance at meetings of the Board and its committees.

                      Directors' Deferred Compensation Plan

The Board of Directors has a Directors' Deferred Compensation Plan which is designed to attract and retain well-qualified individuals to serve as outside directors and to enhance the identity of their interests and the interests of stockholders. Participation in the Directors' Plan is optional.

Under the Directors' Plan, each director who is not also an employee of the Company may choose to defer all or any percentage of his or her director's fees and invest such deferred amount in Common Stock. The Directors' Plan requires the Company to make a matching contribution of 100% of the first 10% of the participant's total directors' fees, to the extent deferred.

A participating director is 100% vested with respect to the amount of director's fees that he or she elects to defer and any related income, gains and losses. The Company's matching contributions do not vest until the participating director either has completed five (5) years of service as a director or dies while serving as a director. Deferred amounts may not be withdrawn by a participant until (i) thirty (30) days after such time as the director either retires or ceases to be a director of the Company; or (ii) with the permission of the Board, in the event of severe financial hardship.

The Board may terminate, suspend or amend the Directors' Plan under certain circumstances, but the Board has no discretion regarding its administration.

              BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

The Board of Directors closely aligns the total compensation of the executive officers with the profitability of the Company. Merit increases to the base salaries for the officer group have been adjusted in the last few years to reflect industry standards. The 1992 Plan and Stock Plan was introduced in order to focus the attention of management on the long-term improvement of stockholder value.

The Company's 2000 short-term incentive plan was aligned with each officer's and manager's compensation to directly reflect the desired short-term customer service, safety, reliability and profitability goals of the Company applicable to such officer or manager. By balancing the use of short- and long-term incentive and adequate base salary, the Board believes it has been and will continue to be able to recruit the talent needed to manage the Company, retain the talents of current management and align the successes of the Company and management.

The factors and criteria utilized by the Board include the assessment of comparable information from similarly-sized operations. It is the philosophy of the Board to set the base salaries and incentives of executive officers at an amount comparable to a financial peer group of other similarly-sized companies. This peer group includes neighboring and other similarly-sized natural gas distribution companies and other companies which share operating and financial characteristics with the Company. The Board believes the performance on which executive officer compensation is based should be assessed both on an annual basis and also over a longer period of time to ensure that executive officers work to support both the Company's current objectives as well as its strategic objectives.

The Board regularly reviews the Chief Operating Officer's recommended base salary merit increases, cash incentive plan and stock option plan awards for the Company's other executive officers. Base salary merit increase and cash incentive  award  recommendations,  if any,  are  primarily  based on  corporate operating and financial performance, as well as on executive officers' individual performance, for the prior fiscal year. Merit increases are also based on a review of peer group base salaries and executive officers' individual contributions to the Company's strategic objectives. Stock option recommendations, if any, are primarily based on executive officers' individual performance during the prior fiscal year, but also relate to performance judgments as to the past contributions of the individual executive officers and judgments as to their individual contributions to the Company's strategic objectives. The Board then determines compensation for such executive officers, in light of (a) the Company's actual performance as compared to its corporate financial goals for the prior fiscal year, (b) individual executive officers' actual performance as compared to their individual goals supporting the Company's financial and operating objectives, (c) the Company's executive officer compensation levels relative to its peer group and (d) periodic reports from independent compensation consultants regarding the compensation competitiveness of the Company. The Board also reviews the above types of compensation for the Chief Executive Officer with the assistance of the Company's human resources staff and recommends adjustments as deemed appropriate based on the above compensation review criteria and its expectation as to his future contributions in leading the Company.

Neither the Chairman of the Board and Chief Executive Officer, the Vice Chairman, the President and Chief Operating Officer nor the Executive Vice President of Corporate Development were included in the Short-Term Incentive Plan for 2000, but are eligible for discretionary bonuses based on performance as determined by the Board. The Executive Vice President and Chief Financial
Officer and the President - Southern Union Gas had the ability to obtain short-term incentive awards for 2000. See "Executive Officers and Compensation -- Executive Compensation."

The 1992 Long-Term Stock Incentive Plan Committee considers all aspects of compensation provided to the executive officers prior to determining appropriate awards to be given under the stock-based employee benefit plans to each executive.

In 1993, the Board established the Supplemental Plan. The Supplemental Plan is designed to encourage greater ownership of Company shares by executive employees by enhancing the Company's matching contribution, and to provide employee benefits similar to the benefits such employee would have received under the 401(k) Plan if not for the existence of certain limitations that are set forth in the Internal Revenue Code of 1986, as amended (the "Code"), relating to "highly compensated employees" as defined in the Code. Under the Supplemental Plan, an eligible employee may defer up to 100% of his or her annual compensation (salary and bonus) through payroll deductions (the "Employee Contributions"). In addition, the Supplemental Plan requires the Company to make a 100% matching contribution on Employee Contributions up to a maximum of 10% of the participant's annual compensation. The first 8% of the Employee Contributions, together with the Company's matching contributions, are invested by the Supplemental Plan's trustee in shares of Common Stock.

The Company also provides retirement benefits through various defined benefit and defined contribution plans. See "Executive Officers and Compensation -- Retirement Benefits."

The Board believes that it has concentrated, and intends to continue to concentrate, the bulk of Mr. Lindemann's compensation as the Chairman of the Board and Chief Executive Officer on long-term incentives such as stock option grants which are directly attributable to increasing stockholder value.

By:  The Board of Directors


 George L. Lindemann                                       John E. Brennan
 Frank W. Denius                                           Peter H. Kelley
 Aaron I. Fleischman                                       Roger J. Pearson
 Adam M. Lindemann                                         Kurt A. Gitter, M.D.
 George Rountree, III                                      Dan K. Wassong
 Thomas F. Karam                                           Ronald W. Simms
 James H. Dodge


                       EXECUTIVE OFFICERS AND COMPENSATION

                    Executive Officers Who are not Directors

Executive Officers of the Company are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. Generally, officers are reelected annually by the Board. The following Executive Officers of the Company are not directors.

Steven W. Cattron has been President of MGE since June 1998. Prior to joining the Company, Mr. Cattron was employed with Kansas City Power and Light Company since 1982 where most recently he was Vice President - Marketing and Sales. Age: 44.

Ronald J. Endres has been Executive Vice President since June 1996 and Chief Financial Officer since October 1989. He was a Senior Vice President from April 1987 until June 1996. Previously, Mr. Endres had held other financial and operating positions with the Company since June 1969. Age: 56.

David J. Kvapil has been Senior Vice President and Corporate Controller since January 1998. He was Vice President - Controller from July 1993 to December 1997, and Controller from August 1992 to July 1993. Age: 45.

Dennis K. Morgan has been Senior Vice President - Legal and Secretary since January 1998. He was Vice President - Legal and Secretary from April 1991 to December 1997. Previously, Mr. Morgan had held various legal positions with the Company or a subsidiary of the Company since June 1981. Age: 52.

David W. Stevens has been President of Southern Union Gas since June 1998. Previously, Mr. Stevens held other financial and operating positions with Southern Union Gas since 1993, most recently Senior Vice President of Sales and Operations from July 1996 to June 1998. Prior to that, Mr. Stevens had held various operational positions with subsidiaries of the Company since 1984. Age:
41.

                             Executive Compensation

The following table sets forth the remuneration paid by the Company and its subsidiaries (i) to the Chairman of the Board and Chief Executive Officer and
(ii) to each of the four most highly compensated key executive officers at June 30, 2000 of the Company (this group is referred to as the "Named Executive Officers"):

                           Summary Compensation Table

                                         Annual Compensation                 Securities
                                                           Other Annual      Underlying         All Other
Name and Principal Position    Year    Salary     Bonus   Compensation(1)    Options/SARs(2)  Compensation (3)

George L. Lindemann
  Chairman of the Board and    2000   $ 263,772   $  --    $   74,904 (4)     $ 210,000         $ 46,530
  Chief Executive Officer      1999     245,971      --        41,543 (4)           --            45,190
                               1998     227,861      --        45,930 (4)       173,645           24,248

Peter H. Kelley
  President and Chief          2000     578,456    141,363    678,852 (5)(6)(7) 210,000          126,515
  Operating Officer            1999     506,599     87,700    533,562 (5)(6)         --          123,365
                               1998     468,296    105,679    342,467 (5)(6)    173,644           65,610

Ronald J. Endres
  Executive Vice President     2000     344,610     93,750    110,616 (7)        84,000           70,571
  and Chief Financial Officer  1999     297,891     35,615    613,223 (5)           --            72,664
                               1998     274,745     85,848    464,515 (5)        86,822           40,824

Thomas F. Karam(8)
  Executive Vice President of  2000     291,346   1,031,618 (9)    --            63,001           21,250
  Corporate Development        1999        --          --          --                --               --
                               1998        --          --          --                --               --

David W. Stevens
    President -
    Southern Union Gas         2000    218,325      85,775       3,038 (7)       44,100           56,209
                               1999    198,823      62,904        --                 --           54,989
                               1998    185,558      91,251        --              34,730          32,643



(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such items, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named executive officer.
(2) No Stock Appreciation Rights were granted in 2000, 1999 and 1998. Additionally, no restricted stock awards or long-term incentive plan payouts were made in 2000, 1999 and 1998.
(3) Company matching provided through the 401(k) Plan and the Supplemental Plan See " -- Retirement Benefits."
(4) Represents perquisites and other personal benefits received from the Company, consisting primarily of the use of the Company aircraft.
(5) Indicates the difference between the price paid by the individual for common stock of the Company purchased from the Company upon the exercise of non-qualified (but not incentive) stock options and the fair market value of such common stock. See "--Options Exercised in 2000 and 2000 Year-End Values."
(6) Also includes forgiveness of interest by the Company. See "Certain Relationships."
(7) Includes payment of Medicare tax for the named executive officer of $205,630, $110,616 and $3,038 for Messrs. Kelley, Endres and Stevens, respectively, due to changes in the Non-Qualified retirement income plan. See "-- Retirement Benefits.".
(8) Elected Executive Vice President of Corporate Development in November 1999. See "Certain Relationships."
(9) Amount is a result of acquisition of Pennsylvania Enterprises, Inc. on November 4, 1999 and related employment agreement.
     See "Certain Relationships."

                              Option Grants in 2000

The following table provides information regarding the award of stock options to the Named Executive Officers during fiscal 2000.

                                                                                     Potential Realizable Value
                                                                                      at Assumed Annual Rates
                                                                                     of Stock Price Appreciation
                                   Individual Grants                                      for Option Term(1)
                        Number of      % of Total
                       Securities       Options
                       Underlying      Granted to    Exercise or
                        Options         Employees     Base Price     Expiration
    Name                Granted(2)   in Fiscal Year  Per Share(3)       Date           5%            10%

George L. Lindemann     200,900          19.82%      $   17.23       12/9/2009   $  2,177,201  $   5,517,455
                          9,100(4)        0.90%          18.96       12/9/2004         47,657        105,309
Peter H. Kelley         199,416          19.68%          17.23       12/9/2009      2,161,119      5,476,699
                         10,584           1.04%          17.23       12/9/2009        114,701        290,676
Ronald J. Endres         69,342(5)        6.84%          17.23       12/9/2009        751,476      1,904,387
                         14,658(6)        1.45%          17.23       12/9/2009        158,852        402,563
Thomas F. Karam          33,989           3.35%          17.23       12/9/2009        368,347        933,463
                         29,012           2.86%          17.23       12/9/2009        314,410        796,777
David W. Stevens         34,377(7)        3.39%          17.23       12/9/2009        372,552        944,119
                          9,723(8)        0.96%          17.23       12/9/2009        105,370        267,029



(1) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in price of the Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table for options with a ten-year term, the per share price of the Company's Common Stock would be $28.07 and $44.70, respectively, or 63% and 159%, respectively, above the exercise or base price.
(2) Options vest at a rate of 20% per annum commencing on the first anniversary of the date of grant, unless noted otherwise. All options are non-qualified except for the 9,100, 10,584, 14,658, 29,012 and 9,723 options of Messrs.
     Lindemann, Kelley, Endres, Karam and Stevens, respectively, which are qualified.
(3) All options were granted at 100% of the fair market value on the date of grant, except for Mr. Lindemann's 9,100 qualified options which were granted at 110% of the fair market value on the date of grant.
(4) Options vest over four years commencing on the first anniversary of the date of grant at 2,212 options in year one, 3,205 options per year for year two and three and 478 options in year four.
(5) Options vest over five years commencing on the first anniversary of the date of grant at 14,538 options in year one, 13,503 options per year for year two and three, 16,800 options in year four and 10,998 options in year five.
(6) Options vest over five years commencing on the first anniversary of the date of grant at 2,262 options in year one, 3,297 options per year for year two and three and 5,802 options in year five.
(7) Options vest over five years commencing on the first anniversary of the date of grant at 7,162 options in year one, 7,302 options in year two, 8,075 options in year three, 8,820 options in year four and 3,018 options in year five.
(8) Options vest over five years commencing on the first anniversary of the date of grant at 1,658 options in year one, 1,518 options in year two, 745 options in year three and 5,802 options in year five.

               Options Exercised in 2000 and 2000 Year-End Values

The following table provides information regarding the exercise of stock options, incentive and non-qualified, by each of the Named Executive Officers and the value of unexercised "in-the-money" options as of June 30, 2000.

                                                        Number of Securities             Value of Unexercised
                                                       Underlying Unexercised            In-the-Money Options
                    Shares Acquired      Value      Options at Fiscal Year End(1)        at Fiscal Year End(2)
     Name             on Exercise      Realized     Exercisable   Unexercisable      Exercisable   Unexercisable

George L. Lindemann       *                *          538,102        394,233         $ 4,243,217   $   352,707
Peter H. Kelley         103,100      $ 1,424,660      309,912        440,903           1,682,905       752,428
Ronald J. Endres          4,935           75,008      253,526        179,632           2,069,248       194,600
Thomas F. Karam           *               *           474,784         63,001           1,983,746         --
David W. Stevens          1,732           28,292       56,515         73,219             370,654        30,457



 * No options were exercised during the year ended June 30, 1999 by the Named Executive Officer

(1) The securities underlying unexercised options have been adjusted to reflect each of the 5% stock dividends distributed on June 30, 2000, August 6, 1999, December 9, 1998, December 10, 1997, December 10, 1996, November 27, 1995 and June 30, 1994, and the 50% stock dividend distributed on July 13, 1998, the 33_% stock dividend distributed on March 11, 1996 and the 50% stock dividend distributed on March 9, 1994.
(2) Based on a closing price on June 30, 2000 of $15.8125 per share as reported by the New York Stock Exchange.

                               Retirement Benefits

The Company sponsors three "Qualified" retirement income plans (Plan A, Plan B and the Employees' Retirement Plan of Southern Union Company Pennsylvania Division) and one "Non-Qualified" retirement income plan. With respect to the Qualified Plans, Employees' Retirement Plan of Southern Union Company Pennsylvania Division covers all employees of PG Energy, Plan B covers all employees of Missouri Gas Energy and Plan A covers all employees other than employees of PG Energy, Missouri Gas Energy, Lavaca Realty Company, Atlantic Utilities, Atlantic Gas Corporation, Mercado Gas Services, Inc., SUPro Energy Company, Energy WorX, Inc. and ConTigo, Inc. All officers listed in the Summary Compensation Table, except Mr. Karam, are presently covered by Plan A. Mr. Karam is covered by the Employees' Retirement Plan of Southern Union Company Pennsylvania Division.

Plan A, the Non-Qualified Plan and the portion of Plan B covering Non-Union employees were converted effective December 31, 1998 from traditional defined benefit plans with benefits based on years of service and final average compensation to cash balance defined benefit plans in which an account is maintained for each employee. The initial value of the account was determined as the actuarial present value (as defined in the Plans) of the benefit accrued at transition (December 31, 1998) under the pre-existing traditional defined benefit plan. The initial credit for Messrs. Kelley and Endres under the Non-Qualified Plan was adjusted by dividing the present value described above by a factor of 0.60 to reflect the effects of taxes at an assumed 40% marginal rate. Future contribution credits to the accounts are based on a percentage of future compensation, which varies by individual as shown in the table below. Compensation in Plan A, Plan B and the Employees' Retirement Plan of Southern Union Company Pennsylvania Division is limited to $170,000 in 2000. Interest credits to the accounts are based on 30-year Treasury bond yields except for the Non-Qualified Plan accounts for Mr. Kelley and Mr. Endres, for whom interest credits are based on twice the 30-year Treasury bond yields. Normal Retirement Age under each of the plans is defined as age 65.

The Employees' Retirement Plan of Southern Union Company Pennsylvania Division provides benefits equal to 1.1% of final 5-year average compensation plus 0.5% of that portion of final average compensation which exceeds the Base Amount, with the sum multiplied by years of credited service, up to a maximum of 30 years. The Base Amount is the lesser of: (a) the average Social Security non-Medicare maximum taxable wage base over the preceding 35 years or (b) the 1997 Base Amount increased annually by 1% more than the annual CPI change.

Benefits under Plan A may be paid in a single lump sum payment or as a monthly pension payable for life, with a 10-year certain period. The single lump sum payment is the account balance at the time of distribution. The monthly pension is the sum of the benefit accrued as of December 31, 1998 under the pre-existing plan plus an amount actuarially equivalent to the value of post-1998 contribution credits (and interest credits thereon).

The data for each of the Named Executive Officers is shown in the table below, assuming 5% growth in annual compensation, 6% future Treasury bond yields under the cash balance plans, actuarial conversations at normal retirement age based on a 6% interest rate, a 3% rate of growth in the $170,000 compensation limit under the Qualified Plans and a 4% annual increase in the Base Amount under the Employees' Retirement Plan of Southern Union Company Pennsylvania Division.

                             Plan A Contribution   Estimated Annual Benefits at Normal
       Name                     Credit Rate         Retirement Age from Qualified Plan

George L. Lindemann                 1.5%                     $   19,113
Peter H. Kelley                      --                          18,235
Ronald J. Endres                    3.5%                         52,934
David W. Stevens                     --                          27,485
Thomas Karam                         --                         103,476

Benefits under the Non-Qualified plan are paid in five annual installments which deplete the account balance. All officers listed in the Summary Compensation Table, except Mr. Lindemann and Mr. Karam, are covered by the Non-Qualified Plan. The average annual benefit payable in five annual installments at normal retirement age from the Non-Qualified plan for Messrs. Kelley, Endres and Stevens is $7,724,282, $2,944,742 and $667,702, respectively. The average annual benefit payable in five annual installments assuming immediate termination from the Non-Qualified plan for Messrs. Kelley, Endres and Stevens is $2,065,430, $1,114,153 and $41,756, respectively.

              Employment Contracts, Termination of Employment and
                         Change-In-Control Arrangements

All executive officers of the Company, unless noted, serve at the discretion of the Board. Generally, the executive officers are appointed to their position by the Board annually.

The Company has an agreement with Mr. Kelley that upon certain occurrences, the outstanding balance on his promissory note due to the company will be canceled and deemed paid in full. These occurrences include, among other items, termination of employment other than for cause, diminution in base salary or a change-in-control of the Company. See "Certain Relationships."

As of June 30, 2000, the Company had an employment agreement in effect with Mr. Karam which provides that during the term of the agreement, his base salary will not be reduced and he will remain eligible for participation in the Company's executive compensation and benefit programs. Additionally, the agreement provides for an annual bonus of $600,000 to be paid on July 1st of each year. The agreement runs until June 30, 2010 and provides that if, in the sole discretion of the President of Southern Union, certain mutually agreed financial performance goals are achieved, the agreement will be automatically renewed for twelve months.

The agreement provides that Mr. Karam may terminate the agreement at any time by delivering written notice of termination to the Board at least 30 calendar days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, the agreement provides that he may terminate the agreement for "good reason," which is defined in the agreement, in general, as any substantial change in the nature of his employment by the Company without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current residence; any reduction in his base salary; any material reduction in his level of participation in any compensation, benefit or retirement plans; and any failure by the Company to obtain a satisfactory agreement from any successor to assume the terms of the agreement. In the event of termination for good reason, absent a Change in Control, Mr. Karam will be entitled to receive, in a lump sum payment, an amount equal to one times his annual base salary and the unpaid annual bonus payments.

The agreement provides that if within two years following the effective date of a Change in Control Mr. Karam is terminated, he is entitled to certain severance benefits. Mr. Karam's agreement provides that, in the event of termination of his employment in connection with a Change in Control, he is entitled to a lump sum payment consisting of the following components: (i) an amount equal to three times the base salary in effect; (ii) an amount equal to three times his target bonus potential established for the fiscal year in which the effective date of termination occurs; (iii) an amount equal to his unpaid annual bonus payments
(iv) an amount equal to his unpaid base salary and accrued vacation pay through the effective date of termination; and (v) an amount equal to a pro rata share of his targeted bonus payment, established for the plan year in which termination occurs. Additionally, Mr. Karam is entitled to a continuation of life and medical benefits for a period of three full years after the effective date of termination.

The employment agreement with Mr. Karam provides that the continuation of medical, dental and life insurance shall be discontinued prior to the end of the applicable periods in the event he has available substantially similar benefits from a subsequent employer. Additionally, the agreement provides for excise tax equalization payments.

Effective September 28, 2000, the Company entered into an employment agreement with Mr. Dodge which provides that during the term of the agreement, his base salary will not be reduced and he will remain eligible for participation in the Company's executive compensation and benefit programs. Additionally, the agreement provides for a $2,000,000 bonus (the "special bonus") with $1,000,000 payable upon the effective date of the Company's acquisition of Providence Energy Corporation and $500,000 on both the first and second anniversary of such acquisition. The agreement runs until Mr. Dodge attains age sixty-two at which time the remaining term shall be three years.

The agreement provides that Mr. Dodge may terminate the agreement at any time by delivering written notice of termination to the Board at least 30 calendar days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, the agreement provides that he may terminate the agreement for "good reason," which is defined in the agreement, in general, as any substantial change in the nature of his employment by the Company without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current residence; any reduction in his base salary; any material reduction in his level of participation in any compensation, benefit or retirement plans; any failure by the Company to obtain a satisfactory agreement from any successor to assume the terms of the agreement; prior to the time that Mr. Dodge has attained age sixty-two; and the failure of Mr. Dodge not being elected as a member of the Board.

Mr. Dodge's agreement provides that, in the event of termination of his employment in connection with a Change in Control or good reason, he is entitled to a lump sum payment consisting of the following components: (i) an amount equal to three times the base salary in effect; (ii) an amount equal to three times his target bonus potential established for the fiscal year in which the effective date of termination occurs; (iii) an amount equal to his unpaid special bonus; (iv) an amount equal to his unpaid base salary and accrued vacation pay through the effective date of termination; and (v) an amount equal to a pro rata share of his targeted bonus payment, established for the plan year in which termination occurs. Additionally, Mr. Dodge is entitled to a continuation of welfare benefits for the later of three full years after the effective date of termination or until age sixty-five.

The employment agreement with Mr. Dodge provides outplacement assistance up to fifteen percent of his base salary in effect upon termination for a period of three years following such termination. Additionally, the agreement provides for excise tax equalization payments.

           Compensation Committee Interlocks and Insider Participation

The Board does not have a separate compensation committee. Except with respect to the 1992 Plan, which is administered by the Board's Plan Committee, all decisions regarding management compensation are made by the full Board. Chairman Lindemann and Directors Brennan, Kelley and Karam, each of whom is also an executive officer of the Company, participated in deliberations of the Board of Directors concerning compensation for members of management but did not participate in Board votes as to compensation for themselves. See "Certain Relationships."

             Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and certain officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Except as set forth below, based solely on review of the copies of the forms furnished to the Company, or written representations that no Forms 5 were required, during fiscal year 2000, all Securities and Exchange Commission filings of the Company's officers, directors and greater than ten-percent stockholders complied with all applicable Section 16(a) filing requirements. Messrs. Denius, Gitter and Kelley inadvertently failed to file on a timely basis reports required by Section 16(a) of the Exchange Act. Mr. Denius inadvertently failed to report on a timely basis two transactions that occurred on June 30, 2000. Such transactions were reported on his 2000 Form 5. Dr. Gitter inadvertently failed to report on a timely basis one transaction that occurred on January 25, 2000. Such transaction was reported on his April 2000 Form 4. Mr. Kelley inadvertently failed to report on a timely basis two transactions, one that occurred on April 20, 2000, and one that occurred on March 1, 1997. Such transactions were reported on his amended June 2000 Form 4.

                               SECURITY OWNERSHIP

The following table sets forth the number of all shares of the Company's common stock beneficially owned by each director, by each Named Executive Officer, by each person known by the Company to beneficially own 5% or more of the Company's outstanding common stock, and by all directors and executive officers as a group on September 30, 2000, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated in the footnotes. Number of shares held excludes options to acquire shares of common stock that are not exercisable within sixty days of October 2, 2000.

                                                       Amount and Nature of
                                                       Beneficial Ownership
                                                        Number of Shares             Percent
Name of Beneficial Owner                               Beneficially Owned(1)        of Class

George L. Lindemann                                        5,348,477   (2)(3)        10.66%
Adam M. Lindemann                                          2,893,738   (3)(4)         5.84%
George Lindemann, Jr.                                      2,897,599   (3)(5)         5.84%
  4500 Biscayne Boulevard
  Miami, Florida  33137
Sloan N. Lindemann                                         2,896,544   (3)            5.84%
  550 Park Avenue
  New York, New York 10021
John E. Brennan                                              704,016   (6)            1.41%
Frank W. Denius                                               78,761   (7)              *
James H. Dodge                                                    --                    *
Aaron I. Fleischman                                          564,646   (8)            1.14%
Kurt A. Gitter, M.D                                          194,629   (9)              *
Thomas F. Karam                                              663,211   (10)           1.32%
Peter H. Kelley                                              572,585   (11)           1.15%
Roger J. Pearson                                              51,527   (12)             *
George Rountree, III                                          63,846   (13)             *
Ronald W. Simms                                              630,736   (14)           1.27%
Dan K. Wassong                                                59,814   (15)             *
Ronald J. Endres                                             390,381   (16)             *
David W. Stevens                                              91,231   (17)             *
Bass Reporting Persons                                     3,145,661   (18)           6.34%
  201 Main Street
  Fort Worth, Texas 76102
Baron Capital Group                                        5,773,537   (19)          11.64%
  767 Fifth Avenue, 49th Floor
  New York, New York 10153
All directors and executive officers as a group
  (18 persons)                                            13,069,845   (20)          26.36%



* Less than one percent.
(1) Includes options to acquire shares of Southern Union common stock that are exercisable presently or within 60 days of October 2, 2000. All shares owned by each director or Named Executive Officer in the 401(k) Plan, Directors Plan, Supplemental Plan, the Southern Union Pennsylvania Division Employees' Savings Plan and the Southern Union Company Direct Stock Purchase Plan is as of June 30, 2000.

(2) Includes: 2,180,560 shares owned by SUG 1 L.P. in which Mr. Lindemann is the sole general partner; 2,578,242 shares owned by SUG 2 L.P. in which Mr. Lindemann's wife, Dr. F.B. Lindemann, is the sole general partner; 15,290 vested shares held through the Southern Union Supplemental Plan for Mr. Lindemann; 9,481 vested shares held by the 401(k) Plan for Mr. Lindemann; and 564,904 shares of Southern Union common stock Mr. Lindemann is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan.

(3) This information regarding direct share ownership by Mr. and Dr. Lindemann and their three children (Adam M., George, Jr., and Sloan N.) (together, the "Lindemann Family") generally was obtained from and is reported herein in reliance upon a Schedule 13D (as amended through August 15, 2000) as adjusted for any stock dividends and splits since the date of such report filed by George L. Lindemann, Adam M. Lindemann, Sloan N. Lindemann, SUG 1 L.P., SUG 2 L.P., and SUG 3 L.P. In addition, information regarding share ownership by George L. Lindemann (including shares beneficially owned by his wife, Dr. F.B. Lindemann) and Adam M. Lindemann reflects information derived from their respective reports on Form 4 and Form 5 under the Exchange Act filed to date. Each member of the Lindemann Family disclaims beneficial ownership of any shares owned by any other member of the Lindemann Family. Accordingly, with respect to each member of the Lindemann Family, the above table reflects only individual share ownership except that the shares beneficially held by Dr. F. B. Lindemann are reflected as owned by George L. Lindemann, as explained in Note (2).
(4)  Includes 4,749 vested shares pursuant to the Directors' Plan.
(5) These shares are owned by SUG 3 L.P. in which George Lindemann Jr. is the sole general partner.
(6) Of these shares, 5,481 vested shares are held by the 401(k) Plan; 6,801 vested shares are held through the Supplemental Plan; 4,993 shares are owned by his wife; 211,806 are held in two separate trusts for the benefit of members of his family; 56,010 are held in an irrevocable trust under the Stock Plan; and 258,228 represent shares that Mr. Brennan is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan.
(7) Includes: 955 shares owned by his wife; 49,017 shares that The Effie and Wofford Cain Foundation (the "Foundation"), in which Mr. Denius is a director, owns; and 8,641 vested shares pursuant to the Directors' Plan. Mr. Denius disclaims beneficial ownership of those shares held by the Foundation since he does not have a pecuniary interest in or control of the Foundation's assets.
(8) Includes: 105,531 shares that Fleischman and Walsh, L.L.P., in which Mr. Fleischman is Senior Partner, is entitled to purchase upon exercise of a Warrant exercisable presently or within 60 days of October 2, 2000; 14,081 vested shares pursuant to the Directors' Plan; 112,215 shares owned by the Fleischman and Walsh 401(k) Profit Sharing Plan for which Mr. Fleischman is a trustee and a beneficiary; and 22,204 shares owned by the Aaron I. Fleischman Foundation for which Mr. Fleischman is the sole trustee. Mr. Fleischman disclaims beneficial ownership of those shares held by the Fleischman and Walsh 401(k) Profit Sharing Plan, to the extent that he does not have a pecuniary interest, and those shares held by the Aaron I. Fleischman Foundation.
(9) Includes 7,829 vested shares pursuant to the Directors' Plan and 1,000 shares owned by Dr. Gitter's daughter.
(10) Includes: 89,983 shares held by various entities through which Mr. Karam has voting power; 21,703 shares held in the name of Lakeside Drive Association, in which Mr. Karam's wife has an interest; 3,768 vested shares held by the Southern Union Pennsylvania Division Employees' Savings Plan for Mr. Karam; 2,463 vested shares held through the Supplemental Plan; and 474,784 shares of Southern Union common stock Mr. Karam is entitled to purchase upon the exercise of stock options exercisable pursuant to the Pennsylvania Option Plan.
(11) Includes 324,499 shares that Mr. Kelley is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan. Such number also includes: 35,306 shares held in the Stock Plan; 20,420 vested shares held by the 401(k) Plan; 4,440 shares owned by his wife; 4,186 shares held through the Southern Union Company Direct Stock Purchase Plan; and 40,011 vested shares held through the Supplemental Plan.
(12) Includes 3,080 shares held by Mr. Pearson as Custodian (pursuant to the Uniform Gifts to Minors Act) for his children; and 5,341 vested shares pursuant to the Directors' Plan.
(13) Includes 1,444 shares owned by his wife and 16,376 vested shares allocated to Mr. Rountree pursuant to the Directors' Plan. Also includes 3,150 shares owned by the Rountree & Seagle Profit Sharing Plan & Trust for which Mr. Rountree is a co-trustee and co-administrator. Mr. Rountree disclaims beneficial ownership of shares held by such plan to the extent that he has no pecuniary interest.
(14) Includes: 149,364 shares owned by Mr. Simms's wife; 178,796 shares for which Mr. Simms has voting power; and 59,348 shares of Southern Union common stock Mr. Simms is entitled to purchase upon the exercise of stock options exercisable pursuant to the Pennsylvania Incentive Plan.
(15) Includes 6,705 vested shares pursuant to the Directors' Plan.
(16) Includes 262,028 shares Mr. Endres is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan. Such number also includes: 12,736 vested shares held through the 401(k) Plan; 24,243 vested shares held through the Supplemental Plan; and 315 shares owned by Mr. Endres' children.
(17) Includes 59,234 shares that Mr. Stevens is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan. Such number also includes: 12,676 vested shares held by the 401(k) Plan; 1,825 vested shares held through the Southern Union Company Direct Stock Purchase Plan and 14,743 vested shares held through the Supplemental Plan.
(18) The information set forth in the table above with respect to the Bass Reporting Persons (as defined below) and the information in this note were obtained from and are reported herein in reliance upon a Schedule 13G filed by: Sid R. Bass Management Trust, 820 Management Trust, Bass Enterprises Production Company, the Bass Foundation, and the Lee and Ramona Bass Foundation (collectively, the "Bass Reporting Persons"), on November 3, 1999 (as adjusted for any stock dividends since the date of such report). Because of their relationships with certain of these persons, Sid R. Bass, Perry M. Bass and Lee M. Bass may be considered controlling persons with respect to certain of the Bass Reporting Persons, all as described in said
     Schedule 13G.
(19) This information regarding share ownership by Baron Capital Group ("BCG") was obtained from and is reported herein in reliance upon a Schedule 13G, as amended through June 29, 2000 (the "Baron Filing"), filed by BCG, BAMCO ("BAMCO"), Baron Capital Management, ("BCM"), Baron Asset Fund ("BAF") and Ronald Baron (collectively, the "Baron Filing Group"). Pursuant to the Baron Filing, the members of the Baron Filing Group own beneficially and have shared power to vote or direct the vote of and to dispose or direct the disposition of the following number of shares of Southern Union common stock: BCG--5,773,537 shares; BAMCO--4,282,250 shares; BCM--1,491,287 shares; BAF--2,870,000 shares; and Mr. Baron--5,773,537 shares. The members of the Baron Filing Group disclaim beneficial ownership in each other's shares.

(20) Excludes options granted pursuant to the 1992 Plan to acquire shares of Southern Union common stock that are not presently exercisable or do not become exercisable within 60 days of October 2, 2000. Includes vested shares held through certain Southern Union benefit and deferred savings plans for which certain executive officers and directors may be deemed beneficial owners, but excludes shares which have not vested under the terms of such plans. Also, includes 606,005 shares held by a "Rabbi Trust" known as the Trust for Miscellaneous Southern Union Company Deferred Compensation Arrangements ("Rabbi Trust"). The shares are held as a part of Southern Union's efforts to provide funding for a portion of the future liability under the Southern Union Supplemental Executive Retirement Plan ("SERP"). Any assets held for the benefit of the SERP are held in the Rabbi Trust. Southern Union management directly or indirectly controls the investment of any assets, and the voting of any securities, held for the SERP.


                         COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Standard & Poor's Utilities 40 Index ("S&P Utilities Index"). The comparison assumes $100 was invested on June 30, 1995 in the Company's Common Stock, the S&P 500 Index and in the S&P Utilities Index. Each case assumes reinvestment of dividends.

                          1995     1996     1997    1998     1999     2000
                          ----     ----     ----    ----     ----     ----
Southern Union             100      170      186     275      292      234
S&P 500 Index              100      126      170     221      271      291
S&P Utilities Index        100      124      130     170      185      192

                              CERTAIN RELATIONSHIPS

In April 1992 Southern Union advanced $375,980 to Peter H. Kelley, President, Chief Operating Officer and a Director of Southern Union, to enable him to repay certain funds borrowed by him from his previous employer in connection with his departure from his previous employer and relocation to become an executive officer of the Company. In May 1995 the note was restructured calling for 359 monthly payments of approximately $1,909 and a balloon payment of $147,746. The restructuring is evidenced by a renewal promissory note, bearing an annual percentage interest rate equal to 7.4%. During the fiscal year ended June 30, 2000, $13,366 in interest was forgiven by the Company. See "Executive Compensation." The outstanding balance at June 30, 2000 was $221,550.

In December 1999, the Company advanced $4,000,000 and entered into a note agreement with Thomas F. Karam, Executive Vice President of Corporate Development and a Director of Southern Union. The note calls for nine annual payments of $569,510 commencing on December 20, 2000 and the outstanding principal balance and any accrued but unpaid interest due and payable on December 20, 2009. The note bears interest at 7% and is collateralized by the outstanding stock options of Mr. Karam. The outstanding balance at June 30, 2000 was $4,000,000.

In January 2000, the Company advanced $308,000 and entered into a note agreement with Dennis K. Morgan, Senior Vice President -- Legal and Secretary of Southern Union. The note calls for monthly payments of $1,500 commencing on February 15, 2000 and the outstanding principal balance and any accrued but unpaid interest due and payable on January 27, 2010. The note bears interest at five basis points plus the Eurodollar Rate and is uncollateralized. The outstanding balance at June 30, 2000 was $308,609.

On October 4, 1993, Southern Union's Board of Directors approved and ratified payments by the Company to Activated Communications, Inc. or its successor ("Activated") for access to and use by the Company of Activated's office space in New York City. Chairman George L. Lindemann and Vice Chairman John E. Brennan control and operate, and Director Adam M. Lindemann has a beneficial interest in, Activated; none of these three Directors participated in such Board action. Payments to Activated were $255,000 in the fiscal year ended June 30, 2000 and $251,000 in each of the fiscal years ended June 30, 1999 and 1998, based on the Board's approved formula for sharing of Activated's actual lease expenses.

Director Fleischman is Senior Partner of Fleischman and Walsh, L.L.P., which provides legal services to the Company and certain of its subsidiaries. For the fiscal year ended June 30, 2000, the total amount paid by the Company to Fleischman and Walsh, L.L.P. for legal services was $2,574,000.

                              INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has served as the Certified Public Accountants of the Company for the fiscal year ended June 30, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors of the Company presently expects to recommend to the Board, and the Board is expected to approve, the selection of PricewaterhouseCoopers LLP to serve as the Company's Certified Public Accountants for the fiscal year ending June 30, 2001.

                        THE COMPANY'S 2000 ANNUAL REPORT

The Company's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as filed with the Securities and Exchange Commission are available without charge to stockholders upon writing to the Secretary of the Company. Neither such Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended June 30, 2000 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

                       By Order of the Board of Directors,



                                            DENNIS K. MORGAN
                                            Secretary

Austin, Texas
October 3, 2000